Exhibit 4.6

DESCRIPTION OF THE USA REAL ESTATE BONDS

Terms Applicable Only to 7% USA Real Estate Bonds

Maturity.

The 7% USA Real Estate Bonds mature on 10 years after the issue date.

Interest.

Simple interest shall accrue on the Outstanding Principal Balance at the fixed interest rate of 7% per annum from the date that the purchase funds have cleared. Simple interest shall be computed on the basis of a year consisting of 360 days, with interest payable (credited to Payee’s Account) quarterly in arrears on the last day of each quarter and continuing on the last day of each quarter until the Maturity Date. Upon credit of the interest to payee’s account, the interest shall be deemed paid in full. For clarification purposes, we will pay simple interest and credit such interest to bondholders’ bank accounts.

Interest Reserve Fund.

The Company will place in a separate account for the repayment of bondholders an amount equal to one year’s interest payments up to a maximum of 7% of the total amount of USA Real Estate Bonds sold. The funding of this will begin in the month after the first anniversary of the first sale of USA Real Estate Bonds and will equal 7% of the total amount of USA Real Estate Bonds sold up to that date. Additional fundings of this interest reserve will occur every 3 months thereafter and will equal 7% of each incremental amount of additional USA Real Estate Bonds sold in the respective time period. This reserve will remain in place for a period of 5 years and then will be released to be used by the Company in its primary lending business or for general corporate and working capital purposes.

Security; Ranking.

The USA Real Estate Bonds will be general unsecured obligations, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the USA Real Estate Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of USA Real Estate Bonds.

Repayment Request by Bondholder.

Bondholders may request repayment of their bonds beginning in the first month after the second anniversary of the date of purchase of USA Real Estate Bonds by each requesting bondholder. We will have 120 days from the date of receipt of such notice to repay the bonds at a price per bond equal to 88% of par value for requests made after the second anniversary and up to the fourth anniversary of the date of purchase or 90% of par value for requests made after the fourth anniversary of the date of purchase. Aggregate repayments in any given 3-month period will be limited to 3.5% of the amount of all outstanding USA Real Estate Bonds and we will have no obligation to fulfill this repayment request, if, in our sole discretion, we do not have sufficient funds available to fund the requested repayment.

Repayment Upon Death, Disability or Bankruptcy.

Within 60 days of the death, total permanent disability or bankruptcy of a bondholder who is a natural person, the estate of such bondholder, such bondholder, or legal representative of such bondholder may request that we repurchase, in whole but not in part and without penalty, the USA Real Estate Bonds held by such bondholder by delivering to us a written notice requesting such USA Real Estate Bonds be repaid. Any such request shall specify the particular event giving rise to the right of the holder to have his or her USA Real Estate Bonds repaid. If a Bond held jointly by natural persons who are legally married, then such request may be made by (i) the surviving bondholder upon the death of the spouse, or (ii) the disabled or bankrupt bondholder (or a legal representative) upon total permanent disability or bankruptcy of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these persons shall have the right to request that the Company repurchase such USA Real Estate Bond unless each bondholder has been affected by such an event.

Upon receipt of repayment request in the event of death, total permanent disability or bankruptcy of a bondholder, we will designate a date for the repayment of such USA Real Estate Bonds, which date shall not be later than 120 days after we receive facts or certifications establishing to the reasonable satisfaction of the Company supporting the right to be repaid. On the designated date, we will repay such USA Real Estate Bonds at a price per USA Real Estate Bond that is equal to all accrued and unpaid interest, to but not including the date on which the USA Real Estate Bonds are repaid, plus the then outstanding principal amount of such USA Real Estate Bond. Notwithstanding the foregoing, we will have no obligation to fulfill this repayment request, if, in our sole discretion, we determine that we do not have sufficient funds available to fund the requested repayment.

Redemption at the Option of the Company.

The Company has the right, in its sole discretion, to redeem any amount of outstanding USA Real Estate Bonds at any time after the second anniversary of the first sale of USA Real Estate Bonds. If the Company chooses to redeem a specific amount of outstanding USA Real Estate Bonds, we will make an offer to each bondholder for their pro-rata share of the redemption amount. Any redemption will occur at a price equal to 102% of the par value of the bonds redeemed plus any accrued and unpaid interest. If we plan to redeem the USA Real Estate Bonds, we are required to give notice of redemption not less than 5 days nor more than 60 days prior to any redemption date to each bondholder’s address appearing in the securities register maintained by the Company or a transfer agent engaged by the Company.

Terms Applicable Only to 8% USA Real Estate Bonds

Maturity.

The USA Real Estate Bonds mature 5 years after issue date.

Terms Applicable Only to 10% USA Real Estate Bonds

Maturity.

The USA Real Estate Bonds mature 4 years after issue date.

Terms Applicable Only to 12% USA Real Estate Bonds

Maturity.

The USA Real Estate Bonds mature 3 years after issue date.

Terms Applicable Only to 8% USA Real Estate Bonds, 10% USA Real Estate Bonds and 12% USA Real Estate Bonds

Interest.

Simple interest shall accrue on the Outstanding Principal Balance at the fixed interest rate of 12% per annum from the date that the purchase funds have cleared. Simple interest shall be computed on the basis of a year consisting of 360 days, with interest payable (credited to Payee’s Account) quarterly in arrears on the last day of each quarter and continuing on the last day of each quarter until the Maturity Date. Upon credit of the interest to payee’s account, the interest shall be deemed paid in full. For clarification purposes, we will pay simple interest and credit such interest to bondholders’ bank accounts.

Security; Ranking.

The USA Real Estate Bonds will be general unsecured obligations, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the USA Real Estate Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of USA Real Estate Bonds.

Repayment Upon Death, Disability or Bankruptcy.

Within 60 days of the death, total permanent disability or bankruptcy of a bondholder who is a natural person, the estate of such bondholder, such bondholder, or legal representative of such bondholder may request that we repurchase, in whole but not in part and without penalty, the USA Real Estate Bonds held by such bondholder by delivering to us a written notice requesting such USA Real Estate Bonds be repaid. Any such request shall specify the particular event giving rise to the right of the holder to have his or her USA Real Estate Bonds repaid. If a Bond held jointly by natural persons who are legally married, then such request may be made by (i) the surviving bondholder upon the death of the spouse, or (ii) the disabled or bankrupt bondholder (or a legal representative) upon total permanent disability or bankruptcy of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these persons shall have the right to request that the Company repurchase such USA Real Estate Bond unless each bondholder has been affected by such an event.

Upon receipt of repayment request in the event of death, total permanent disability or bankruptcy of a bondholder, we will designate a date for the repayment of such USA Real Estate Bonds, which date shall not be later than 120 days after we receive facts or certifications establishing to the reasonable satisfaction of the Company supporting the right to be repaid. On the designated date, we will repay such USA Real Estate Bonds at a price per USA Real Estate Bond that is equal to all accrued and unpaid interest, to but not including the date on which the USA Real Estate Bonds are repaid, plus the then outstanding principal amount of such USA Real Estate Bond. Notwithstanding the foregoing, we will have no obligation to fulfill this repayment request, if, in our sole discretion, we determine that we do not have sufficient funds available to fund the requested repayment.

Redemption at the Option of the Company.

The Company has the right, in its sole discretion, to redeem any amount of outstanding USA Real Estate Bonds at any time after the second anniversary of the issue date of the bondholder’s bonds. If the Company chooses to redeem a specific amount of outstanding USA Real Estate Bonds, we will make an offer to each bondholder for their pro-rata share of the redemption amount. Any redemption will occur at a price equal to 102% of the par value of the bonds redeemed plus any accrued and unpaid interest. If we plan to redeem the USA Real Estate Bonds, we are required to give notice of redemption not less than 5 days nor more than 60 days prior to any redemption date to each bondholder’s address appearing in the securities register maintained by the Company or a transfer agent engaged by the Company.

Terms Applicable to 7% USA Real Estate Bonds, 8% USA Real Estate Bonds, 10% USA Real Estate Bonds and 12% USA Real Estate Bonds

Fees.

USA Real Estate Bond investors are not charged a servicing fee for their investment, but you may be charged a transaction fee if your method of payment requires us to incur an expense. The transaction fee will be equal to the amount that the Company will be charged by the payment processor. Other financial intermediaries, however, if engaged by you, may charge you commissions or fees.

Form and Custody.

Ownership of the USA Real Estate Bonds will be in “book-entry” only form, meaning that no physical note is created and no physical certificate will be issued. Evidence of your ownership is provided by written confirmation. Except under limited circumstances, holders will not receive or be entitled to receive any physical delivery of a certificated security or negotiable instrument that evidences their USA Real Estate Bonds. The issuance and transfer of USA Real Estate Bonds will be accomplished exclusively through the crediting and debiting of the appropriate accounts in a book-entry registration and transfer system.

Transfer.

The USA Real Estate Bonds are transferable free of charge.

Conversion or Exchange Rights.

The USA Real Estate Bonds are not convertible or exchangeable into any other securities.

Events of Default.

The following will be events of default under the USA Real Estate Bonds:

●	if we fail to pay interest when due and our failure continues for 90 days;
●	if we fail to pay the principal, or premium, if any, when due at maturity; and
●	if we cease operations, file, or have an involuntary case filed against us, for bankruptcy, are insolvent or make a general assignment in favor of our creditors.

The occurrence of an event of default of USA Real Estate Bonds may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default may constitute an event of default under certain of our other indebtedness outstanding from time to time.

No Personal Liability of Directors, Officers, Employees and Shareholders.

No incorporator, shareholder, employee, agent, officer, director, affiliate or subsidiary of ours will have any liability for any obligations of ours due to the issuance of any USA Real Estate Bonds.

Bond Rating.

We currently expect that, upon issuance, the USA Real Estate Bonds will be rated by one or more rating agencies that we engage. However, we are not currently seeking to engage any particular rating agency or agencies to rate the USA Real Estate Bonds. We do have a country market specific bond rating by Moody’s Local Panama in advance of our planned offering in the Panamanian market. This rating was issued in January 2025 and is a rating of BB-.pa which means that the Company has some speculative risk as an investment within Panama. Ratings agencies of debt assess creditworthiness of issuers of debt (specifically an issuer’s financial ability to make interest payments and repay the loan in full at maturity) and assign ratings to the notes being offered. Such ratings are limited in scope, and do not address all material risks relating to an investment in the USA Real Estate Bonds, but rather reflect only the view of each rating agency at the time the rating is issued. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the marketability of the USA Real Estate Bonds. In addition, any decline in the ratings of the USA Real Estate Bonds may make it more difficult for us to raise capital on acceptable terms.

Governing Law.

USA Real Estate Bonds and the USA Real Estate Bond Investor Agreement will be governed and construed in accordance with the laws of Puerto Rico.

Arbitration.

Pursuant to the terms of the USA Real Estate Bond Investor Agreement, the holders of USA Real Estate Bonds and the Company will agree to (i) resolve disputes of the holders of USA Real Estate Bonds through binding arbitration or small claims court, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action, except in cases that involve personal injury.

Pursuant to the terms of the USA Real Estate Bond Investor Agreement, if a holder of USA Real Estate Bonds does not agree to the terms of the arbitration provision, the holder of USA Real Estate Bonds may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within thirty (30) days of the holder’s first electronic acceptance of the USA Real Estate Bond Investor Agreement. If the opt-out notice is not received within thirty (30) days, the holder of USA Real Estate Bonds will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers.

As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Puerto Rico, we believe that the arbitration provision in the USA Real Estate Bond Investor Agreement is enforceable under federal law and the laws of the State of Puerto Rico. Although holders of USA Real Estate Bonds will be subject to the arbitration provisions of the USA Real Estate Bond Investor Agreement, the arbitration provisions do not preclude holders of USA Real Estate Bonds from pursuing claims under the Exchange Act and Securities Act in federal courts. THE ARBITRATION PROVISION OF THE USA REAL ESTATE BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF USA REAL ESTATE BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE USA REAL ESTATE BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Jury Trial and Class Action Waivers.

The USA Real Estate Bond Investor Agreement provides that, to the extent permitted by law, each party to the USA Real Estate Bond Investor Agreement waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our USA Real Estate Bonds or the USA Real Estate Bond Investor Agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of USA Real Estate Bonds will be subject to these provisions of the USA Real Estate Bond Investor Agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE USA REAL ESTATE BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF USA REAL ESTATE BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE USA REAL ESTATE BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers.

Exclusive Forum Provision

Article VII Section E. of our Bylaws provides that “Other than an action brought to enforce a duty or liability created under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other claim for which U.S. federal courts have exclusive jurisdiction, unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law or the Articles of Incorporation or these By-Laws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Company governed by the internal affairs doctrine shall be the Puerto Rico State Court or, if no state court located within the State of Puerto Rico has subject matter jurisdiction, the federal district court for the District of Puerto Rico.”

This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

This choice of forum provision may limit a bondholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find these provisions of our Bylaws to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Fee Shifting Provision

Section 9 of our Bylaws provides that “To the fullest extent permitted by law, in the event that (i) any current or prior stockholder or anyone on their behalf (“Claiming Party”) initiates or asserts any claim or counterclaim (“Claim”) or joins, offers substantial assistance to, or has a direct financial interest in any Claim against the Corporation and/or any Director, Officer, Employee or Affiliate, and (ii) the Claiming Party (or the third party that received substantial assistance from the Claiming Party or in whose Claim the Claiming Party had a direct financial interest) does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then each Claiming Party shall be obligated jointly and severally to reimburse the Corporation and any such Director, Officer, Employee or Affiliate, the greatest amount permitted by law of all fees, costs and expenses of every kind and description (including but not limited to, all reasonable attorney’s fees and other litigation expenses) (collectively, “Litigation Costs”) that the parties may incur in connection with such Claim.”

In the event you initiate or assert a claims against us, in accordance with Section 9 of our Bylaws, and you do not, obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF USA REAL ESTATE BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.